                                                                 Exhibit 4.11


                        EDUCATION MANAGEMENT CORPORATION

               COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT


                                                      As of July 17, 1995


To:       ("Purchaser")

Dear Purchaser:

   Education Management Corporation, a Pennsylvania corporation ("EMC"), hereby agrees with you as follows:
                 1. Certain Definitions. For the purposes of this Agreement, the following terms have the following meanings, respectively:
                 "1986 Recapitalization" means the transaction consummated in 1986 pursuant to which Holdings acquired all of the shares of EMC.
                 "1986 Recapitalization Premium" means the excess of (a) the total cash and other consideration paid by Holdings for all of the shares of EMC common stock, plus the total expenses incurred by Holdings in connection with the 1986 Recapitalization, over (b) the net book value of the assets acquired, as determined by procedures in conformity with GAAP for the application of "purchase accounting" to the 1986 Recapitalization.
                 "1989 Recapitalization" means the transaction consummated in 1989 pursuant to which the capital stock of Holdings was reclassified, Holdings merged with EMC Recapitalization, Inc. and the concurrent restructuring of Holdings' capital stock and certain other transactions were accomplished, all as described in Holdings' Proxy and Information Statement dated September 20, 1989 as amended.
                 "1989 Recapitalization Premium" means the excess of (a) the total cash and other consideration paid by the ESOP, Holdings and all other investors, plus the total expenses incurred by Holdings in connection with the 1989 Recapitalization, over (b) the net book value of the assets acquired, as determined by procedures in conformity with GAAP for the application of "purchase accounting" to the 1989 Recapitalization.
                 "Adjusted Consolidated EBIT" means the Consolidated EBIT calculated as of the end of EMC's most recent fiscal year, adjusted by adding thereto any amounts deducted from EMC's revenues in determining such Consolidated EBIT in respect of (a) amortization of the 1986 Recapitalization Premium and the 1989 Recapitalization Premium, (b) contributions by EMC to the ESOP and/or payment by EMC of dividends on Shares held by the ESOP and (c) stock options granted to any EMC employee under any EMC employee stock option or similar plan or to any member of the Compensation Committee.
                 "Adjusted Purchase Price" of any Share owned by you means (a) $1.2899433 per Share with respect to all Shares owned by you immediately following the closing of the 1989 Recapitalization and (b) with respect to all Shares acquired by you thereafter, the original per share purchase price paid by you for such Share, as appropriately adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations or similar events occurring subsequent to the date of purchase of such Share.
                 "Affiliate" with respect to any Person means a director or officer of such Person, any corporation, association, firm or other entity of which such Person (or an officer or director of such Person) is a member, director or officer, the spouse of such Person (or of any officer or director of such Person), either parent of such Person (or of any officer or director of such Person) or of such Person's spouse (or of the spouse of any officer or director of such Person), any descendent of any such parent, any relative of such Person (or of any officer or director of such Person) who has the same home as such Person (or of any officer or director of such Person), and any other Person, directly or indirectly controlling, controlled by, or under common control with, such Person. For the purpose of this definition, "control" (including, with correlative meanings, the term "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
                 "Agreement" means this Common Stock Subscription and Repurchase Agreement, as amended from time to time.
                 "Alternative Buyers" is defined in Section 12(b) hereof. "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City or Pittsburgh, Pennsylvania.
                 "Cause," when used in connection with the termination of your employment with EMC or any subsidiary thereof, means (a) your willful failure substantially to perform and discharge your duties and responsibilities as an employee of EMC or any subsidiary thereof, other than by reason of your Incapacity or (b) the engaging by you in serious misconduct which is injurious to EMC or any subsidiary thereof.

                 "Class A Shares" means EMC Class A Common Stock, par value $0.0001 per share.
                 "Class B Shares" means EMC Class B Common Stock, par value $0.0001 per share.
                 "Closing" is defined in Section 5 hereof.
                 "Closing Date" is defined in Section 5 hereof.
                 "Commission" means the U.S. Securities and Exchange Commission and any successor federal agency having similar powers.
                 "Compensation Committee" means the Compensation Committee of the Board of Directors of EMC.
                 "Compounded Adjusted Purchase Price" means, with respect to any Share, the Adjusted Purchase Price of such Share as of the Date of Termination, plus interest thereon from the date of acquisition of such Share by you to the Date of Termination compounded annually on each July 1st at an interest rate per annum equal to the Prime Rate in effect on each July 1st (or the next succeeding Business Day if such day is not a Business Day).
                 "Consolidated" means the consolidation of the accounts of EMC and its subsidiaries in accordance with GAAP.
                 "Consolidated EBIT" means EMC's Consolidated earnings before interest and taxes determined with reference to EMC's audited income statement for the pertinent fiscal year.
                 "Consolidated Net Debt" means, for any period, on a Consolidated basis, the difference between (a) EMC's Indebtedness for Borrowed Money and (b) all cash and cash equivalents held by EMC and its subsidiaries, including any amounts held in cash collateral or escrow accounts by another Person on behalf of EMC or any of its subsidiaries.
                 "Convertible Preferred Shares" means shares of EMC's class of convertible preferred stock issued to the ESOP.
                 "Counterpart Signature Page" means the counterpart signature page to Stockholders Agreement by which you become a party to and bound by the Stockholders Agreement.
                 "Date of Termination," when used in connection with the termination of your employment with EMC or any subsidiary thereof, means if your employment is terminated (a) by death, the date of your death, (b) by EMC or any subsidiary thereof, the date specified in a written notice of termination to you or, if no date is specified therein, the date on which such notice is given to you, (c) by you, the date specified in a written notice of termination to EMC or any subsidiary thereof, or if no date is specified therein, the date on which such notice is given to EMC or such subsidiary, (d) by retirement at or after the Normal Retirement Age, the date you cease your employment with EMC or any subsidiary thereof, and (e) as a result of your Incapacity, on the date you become entitled to receive benefits under any long-term disability plan maintained by EMC or its subsidiaries.
                 "EMC" is defined in the introduction to this Agreement.
                 "EMC Capital Stock" means the Class A Shares, the Class B Shares, the Convertible Preferred Shares and any other shares of capital stock of EMC hereafter authorized.

                 "EMC Common Stock" means the Class A Shares, the Class B Shares and any other shares of capital stock of EMC classified as common stock hereafter authorized.
                 "Escrow Agent" is defined in Section 5 hereof.
                 "ESOP" means the Education Management Corporation Employee Stock Ownership Plan.
                 "Estate" is defined in Section 8(a) hereof.
                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.
                 "Executive Officer of EMC" means the Chairman, the President, any Executive Vice President, any Senior Vice President, or any Vice President in charge of a principal business unit, division or function (such as sales, administration or finance) of EMC, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for EMC. Executive officers of subsidiaries of EMC may be deemed Executive Officers of EMC if they perform such policy-making functions for EMC.
                 "Fair Market Value" of any Share means (a) so long as EMC has an ESOP and is required to obtain appraisals of its capital stock for the purposes of such ESOP, the most recent value of the Shares as determined by the most recent such appraisal, or (b) if there is no such appraisal of the Shares, a price equal to the quotient obtained by dividing (i) the difference between
(A) seven times Adjusted Consolidated EBIT and (B) the Consolidated Net Debt determined as of the end of EMC's most recent fiscal year by (ii) the number of Shares (on a fully diluted basis) as of the date of determination.

                 "GAAP" means generally accepted accounting principles, consistently applied, including without limitation the official interpretations therein as defined by the Financial Accounting Standards Board, its predecessors and successors.
                 "Holdings" means EMC Holdings, Inc., a Delaware corporation to which EMC is successor by merger.
                 "Incapacity" means your gaining entitlement to receive benefits under any long-term disability plan maintained by EMC or its subsidiaries.
                 "Indebtedness for Borrowed Money" as applied to any Person means the liabilities of such Person for money borrowed or credit received (other than trade accounts payable incurred in the ordinary course of business), direct or contingent, whether evidenced by a bond, note, debenture, capitalized lease obligation, deferred purchase price arrangement, title retention device, reimbursement agreement, guarantee, book entry or otherwise.
                 "Junior Subordinated Note" is defined in Section 12(e) hereof. "Management Holders" means the Management Stockholders (as defined in the Stockholders Agreement) and each of their successors and Permitted Transferees.
                 "Non-Recourse Note" is defined in Section 4 hereof.
                 "Normal Retirement Age" means the attainment of age 65 while you are in the employ of EMC or any subsidiary thereof.
                 "Other Agreements" is defined in Section 4 hereof.
                 "Permitted Transferee" is defined in Section 8(a) hereof.

                 "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof
                 "Pledge Agreement" is defined in Section 4 hereof.
                 "Prime Rate" means the rate of interest announced publicly by PNC Bank, National Association in Pittsburgh from time to time as its prime rate, corporate base rate, or other designation announced in replacement of the prime rate.
                 "Public Distribution" means a Public Offering of EMC Common Stock at the conclusion of which (a) EMC is required to register shares of EMC Common Stock under Section 12(b) or (g) of the Exchange Act and (b) 25% of the outstanding EMC Common Stock shall have been sold to the public pursuant to one or more effective registration statements under the Securities Act.
                 "Public Offering" means a public offering of securities of EMC pursuant to an effective registration statement under the Securities Act.
                 "Purchaser" is defined on the first page of this Agreement. "Purchaser Designation" means the Purchaser Designation attached as Exhibit A hereto.
                 "Securities Act" means the Securities Act of 1933, as amended. "Selling Transferees" is defined in Section 12(a) hereof. "Senior Credit Agreement" means the Amended and Restated
Credit Agreement dated as of March 16, 1995 among EMC, PNC Bank, National Association, and the other banks named therein, as amended from time to time.

                 "Shares" means, collectively, all shares of any class of EMC Capital Stock, including any shares of EMC Capital Stock which may have been issued or distributed in respect of any of the foregoing by way of stock dividend or stock split or other distribution, recapitalization or reclassification.
                 "Stockholders Agreement" means the Stockholders Agreement dated as of October 26, 1989 among EMC, Merrill Lynch Interfunding, Inc., the ESOP and the Persons listed on the Schedule of Stockholders attached thereto, as amended from time to time.
                 "Subordinated Credit Agreement" means the Note and Warrant Purchase Agreement dated as of October 25, 1989 among EMC, The Northwestern Mutual Life Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA, as amended from time to time.
                 "Subscription Shares" is defined in Section 4 hereof.
                 "Third Party" has the meaning specified in the Stockholders Agreement.
                 "Third Party Offer" is defined in Section 9 hereof.
                 2. Representations and Warranties of EMC. EMC represents and warrants that:
                 (a) EMC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. EMC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.
                 (b) Neither EMC, nor any Person acting on its behalf, has offered the Subscription Shares or any part thereof or any similar securities to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than you. Neither EMC, nor any Person acting on its behalf, has taken or will take any action which would subject the offering which has been made or the issuance on the Closing Date of any EMC Capital Stock under this Agreement, or any of the Other Agreements, to the registration provisions of Section 5 of the Securities Act.
                 3. Purchase for Investment; Other Representations and Warranties by You. You represent and warrant that:
                 (a) There has been made available to you a reasonable time prior to your execution hereof an opportunity to ask questions and receive answers concerning the terms and conditions of your investment in the Subscription Shares and to obtain any additional information which EMC possesses or can acquire without unreasonable effort or expense. You have received all additional information which you have reasonably requested.
                 (b) You have been advised that the Subscription Shares have not been registered under the Securities Act or any state securities or "blue sky" laws, and, therefore, cannot be resold unless they are registered under the Securities Act or under any applicable state securities or "blue sky" laws or unless an exemption from registration thereunder is available. You are purchasing the Subscription Shares for your own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and you have no present intention of distributing or reselling any thereof. In making the foregoing representation, you are aware that you must bear the economic risk of such investment for an indefinite period of time since, in the view of the Commission, the statutory basis for exemption from registration under the Securities Act would not be present if such representation meant merely that your present intention is to hold these securities only for the long-term capital gains period of the Internal Revenue Code of 1986, as amended, for a deferred sale, or for any fixed period in the future.
                 (c) You, either individually or together with your purchaser representative, have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of your investment in the Subscription Shares.
                 (d) You are aware of and familiar with the prohibitions, restrictions and limitations imposed on EMC by the Senior Credit Agreement and the Subordinated Credit Agreement, including without limitation those prohibitions, restrictions and limitations which may prohibit, restrict or limit EMC's ability to repurchase any Shares, whether pursuant to this Agreement or otherwise, or to waive, change, modify or discharge this Agreement.
                 (e) You are aware of and familiar with the restrictions imposed on the transfer by you of any Shares, including without limitation the restrictions contained in this Agreement and in the Stockholders Agreement, and the rights of EMC and others under this Agreement and under the Stockholders Agreement in connection with transfers of Shares by you.
                 (f) You are aware of and familiar with the provisions of the Stockholders Agreement and exhibits thereto relating to the management of EMC.
                 (g) You acknowledge that EMC is entering into this Agreement in reliance upon your representations and warranties in this Agreement, including without limitation those set forth in this Section 3.

                 (h) The Non-Recourse Note to be issued by you will, when issued and delivered in accordance with the terms hereof, be duly and validly issued and be your valid and binding obligation, enforceable against you in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.
                 (i) You have full right, power and authority to execute and deliver this Agreement and the Pledge Agreement and to perform your obligations hereunder and thereunder and this Agreement and the Pledge Agreement have been duly executed and delivered by you and are valid, binding and enforceable against you in accordance with their terms, except that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.
                 4. Purchase of Subscription Shares. Subject to the terms and conditions herein set forth, EMC will issue and sell to you, and you will subscribe for and purchase from EMC for investment, at a purchase price of $3.60 per share, the number of Class B Shares (the "Subscription Shares") set forth in the Purchaser Designation payable in one or more of the following items, as set forth in the Purchaser Designation: (i) cash and (ii) a non-recourse secured promissory note (the "Non-Recourse Note") substantially in the form of Exhibit B hereto. As collateral security for your obligation to pay the principal of and interest on your Non-Recourse Note, you hereby agree that the Subscription Shares will be pledged to EMC pursuant to the terms of the Stock Pledge Agreement made by you in favor of EMC (the "Pledge Agreement") substantially in the form of Exhibit C hereto. Contemporaneously with entering into this Agreement, EMC may be entering into separate Common Stock Subscription and Repurchase Agreements (the "Other Agreements") substantially similar to this Agreement with certain other purchasers. The sales of Class B Shares to you and to each of such other purchasers are to be separate sales, and this Agreement and the Other Agreements are to be separate agreements.
                 5. Subscription. In connection with your subscription to the Subscription Shares, you have delivered the following: (i) two executed copies of this Agreement; (ii) two executed copies of the Counterpart Signature Page (unless you are currently a party to the Stockholders Agreement); (iii) a duly executed Non-Recourse Note in the principal amount set forth in the Purchaser Designation; (iv) two executed copies of the Pledge Agreement; (v) stock transfer powers duly endorsed in blank covering the Subscription Shares; and (vi) your check, payable to the order of "Education Management Corporation," in the amount set forth in the Purchaser Designation. The documents described above are to be sent by Express Mail or other means of overnight delivery to Eckert Seamans Cherin & Mellott (the "Escrow Agent"), at the following address: 42nd Floor, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attn: Mark C. Coulson, Esq. Such documents will not become effective and binding unless your subscription is accepted by EMC, and a closing occurs on or prior to July 31, 1995 (the "Closing"). If your subscription is accepted and a Closing occurs, the documents described above will be delivered by the Escrow Agent to

EMC, and will become effective and binding on you on the date of such Closing (the "Closing Date"). If your subscription is rejected or if a Closing does not occur, the documents described above will be returned promptly to you, without interest or deduction, and those documents shall not become effective, and this Agreement will be void and of no further effect.
                 6. Conditions to Issuance and Sale of Subscription Shares. EMC's obligation to issue and sell the Subscription Shares to you shall be subject to the fulfillment to EMC's satisfaction at or prior to the Closing of the following conditions:
                 (a) Your representations and warranties contained in this Agreement shall be true and correct when made and at and as of the Closing Date.
                 (b) You shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by you prior to the Closing.
                 7. No Implied Right to Employment. Neither this Agreement nor any provision hereof nor any action taken or omitted to be taken hereunder shall be deemed to create or confer upon you any right to be retained in the employ of EMC or any subsidiary or other Affiliate thereof.
                 8.       Transfer Restrictions.
                 (a) You hereby agree that any and all Shares held by you will be subject to the terms and conditions of this Agreement and the Stockholders Agreement and that you will not violate the transfer restrictions contained in the Stockholders Agreement. In addition, you may at any time and without EMC's consent transfer any Shares owned by you (i) to your estate, spouse, parents or issue, or to a trust the beneficiaries of which include only yourself and your spouse, parents or issue or (ii) upon your death, to your executors, administrators, testamentary trustees, legatees or beneficiaries (your "Estate"); provided, that each such transferee (a "Permitted Transferee") shall agree in writing, in form and substance reasonably satisfactory to EMC, to become bound, and becomes bound, by the terms of this Agreement, the Stockholders Agreement and the Pledge Agreement. Each Permitted Transferee may further transfer any Shares acquired by such Permitted Transferee to any of your other Permitted Transferees (including transfers back to you); provided, that no transfer shall be made to a Permitted Transferee (or to you) hereunder (whether by you or another Permitted Transferee) unless and until such Permitted Transferee (or you, in the event of transfers back to you) shall agree in writing, in form and substance reasonably satisfactory to EMC, to become bound, and becomes bound, by the terms of this Agreement, the Stockholders Agreement and the Pledge Agreement. Subsequent to any Public Distribution, any Shares owned by you (or any of your Permitted Transferees) may be transferred without the consent of EMC under this Section 8(a), subject, however, to all rights of EMC hereunder, under the Stockholders Agreement, the Pledge Agreement, the Non-Recourse Note and to compliance with Sections 8(c) and 8(d) hereof. No transfer pursuant to this Agreement shall release you from your liability with respect to the payment and performance of your obligations contained in the Non-Recourse Note. Unless made in compliance with this Agreement and the Stockholders Agreement, no transfer of Shares shall be made or recorded, and any such transfer shall be void and of no effect.

                 (b) You may at any time transfer your Shares to EMC or, if such right is assigned by EMC to the ESOP, to the ESOP.
                 (c) You agree that prior to any Public Distribution the certificate or certificates representing any Shares held by you shall bear the following legend:
                          The securities represented by this certificate were
                 issued in a private placement, without registration under the Securities Act of 1933 and any applicable state securities and "blue sky" laws, and in reliance upon the holder's representation that such securities were being acquired for investment and not for resale. No transfer of such securities may be made on the books of the issuer unless accompanied by an opinion of counsel, satisfactory to the issuer, that such transfer may properly be made without registration under the Securities Act of 1933 or that such securities have been so registered under a registration statement which is in effect at the date of such transfer.

                          The securities represented by this certificate are
                 also subject to the restrictions on transfer contained in the Common Stock Subscription and Repurchase Agreement, dated as of July 17, 1995, and in the Stockholders Agreement, dated as of October 26, 1989, copies of each of which may be obtained from the issuer or from the holder of this certificate, as well as the rights of the issuer and certain of its stockholders under such Stockholders Agreement. No transfer of such securities will be made on the books of the issuer unless accompanied by evidence of compliance with the terms of each of such Agreements.

                 (d) Except for the transfer effected pursuant to a Public Offering of EMC Common Stock in accordance with the provisions of the Stockholders Agreement and anything to the contrary herein contained notwithstanding, no transfer of any Shares held by you to a Person other than EMC or its designee pursuant to Section 10 hereof shall be effected unless such transfer may properly be made without registration because of the availability of an exemption from registration under the Securities Act and the rules and regulations in effect thereunder and under any applicable state securities or "blue sky" laws, and EMC shall have been furnished with an opinion of counsel, satisfactory in form and substance to EMC, to that effect.
                 9. Right of Inclusion: Right of First Refusal. Prior to the earlier of (a) the tenth anniversary of the Closing Date or (b) a Public Distribution, notwithstanding any written consent of EMC required pursuant to
Section 8(a) hereof, if you (or any of your Permitted Transferees) shall have received a bona fide offer in writing from a Third Party (the "Third Party Offer") to purchase any Shares owned by you (or any of your Permitted Transferees), which offer you (or any of your Permitted Transferees) desire (or desires) to accept, and you (or any of your Permitted Transferees) are otherwise permitted to sell such shares, then (unless such transfer shall be in a Public Offering in accordance with Section 6 of the Stockholders Agreement) your (or any of your Permitted Transferees') right to accept the Third Party Offer and to sell the shares covered thereby shall be subject to the rights of inclusion and rights of first refusal contained in Section 7 of the Stockholders Agreement; provided, that you (or any of your Permitted Transferees) may not transfer any Shares owned by you (or any of your Permitted Transferees) to a Third Party pursuant to Section 7 of the Stockholders Agreement other than for cash or promissory notes or both cash and promissory notes. You agree that you will not transfer, or seek EMC's consent to permit you to transfer, any Shares owned by you to a Person whom you know, or after reasonable inquiry should know, has been convicted of a felony which, due to its nature or notoriety, reflects or would reflect adversely upon EMC or any subsidiary thereof or which has resulted in the incarceration of such Person for 30 days or more (unless such conviction is reversed in any final appeal thereof). Notwithstanding anything herein contained to the contrary, you (or any of your Permitted Transferees) may not transfer any Shares owned by you (or any of your Permitted Transferees) to a Third Party unless and until you shall have repaid in full the principal of and the accrued and unpaid interest on the Non-Recourse Note.
                 10. Rights with Respect to Shares Following Termination of Your Employment.
                 (a)      Termination Upon Death, Incapacity or Retirement.
                          (i) EMC's Call. Upon your death, Incapacity or the termination of your employment as a result of your retirement having attained Normal Retirement Age, prior to a Public Distribution, then, in any such event, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any or all Shares owned by you. If EMC so notifies you in accordance with Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to EMC at a price equal to the product of (A) the Fair Market Value of each such Share as of the Date of Termination and (B) the number of Shares so purchased.
                          (ii) Your Put. In the event of the failure of EMC to exercise its right to repurchase all Shares owned by you pursuant to Section 10(a)(i) hereof within the period therein specified, then, in such event, you shall have the right, upon delivery of notice to EMC, for a period of 90 calendar days (180 calendar days in the case of your death) commencing on the 91st calendar day after the Date of Termination, to require EMC to repurchase in accordance with Section 11 hereof all (but not fewer than all) Shares then owned by you. If you deliver such notice, you shall have the obligation to sell to EMC, and EMC shall have the obligation to purchase, all of such Shares on the terms and conditions set forth in Section 12 hereof at the price set forth in Section 10(a)(i) hereof.
                 (b) Termination Upon Resignation of Employment: EMC's Call. Upon termination by you prior to a Public Distribution of your employment with EMC or any subsidiary thereof for any reason other than (i) your death, (ii) Incapacity or (iii) retirement having attained Normal Retirement Age, then, in such event, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any and all Shares owned by you. If EMC notifies you in accordance with Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to EMC at a price equal to the product of (i) the lessor of (A) the Fair Market Value of each such Share on the Date of Termination and (B) the Compounded Adjusted Purchase Price of each such Share and (ii) the number of Shares so purchased.
                 (c) Termination for Cause; EMC's Call. Upon termination prior to a Public Distribution of your employment with EMC or any subsidiary thereof for Cause, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any or all Shares owned by you. If EMC so notifies you in accordance with
Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to EMC at a price equal to the product of (i) the lesser of (A) the Fair Market Value of each such Share as of the Date of Termination or (B) the Adjusted Purchase Price of each such Share and (ii) the number of Shares so purchased.
                 (d)      Termination for Other Reasons.
                          (i) EMC's Call. Upon termination, prior to a Public Distribution, of your employment with EMC or any subsidiary thereof for any reason other than as a result of
                 (A) your death, (B) Incapacity, (C) retirement having attained Normal Retirement Age, (D) your resignation or (E) a termination for Cause, then, in such event, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any or all Shares owned by you. If EMC so notifies you in accordance with Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to EMC at a price equal to:
                          (x) in the case of Shares acquired by you within the three-year period immediately preceding the Date of Termination, the product of (i) the lesser of (A) the Fair Market Value of each such Share as of the Date of Termination or (B) the Compounded Adjusted Purchase Price of each such Share and (ii) the number of such Shares so purchased; and

                                  (y)      in the case of all other Shares
                          owned by you, the product of (i) the Fair Market Value of each such Share as of the Date of Termination and (ii) the number of such Shares so purchased.
                          (ii) Your Put. In the event of the failure of EMC to exercise its right to repurchase all Shares owned by you pursuant to Section 10(d)(i) hereof within the period therein specified, then, in such event, you shall have the right, upon delivery of notice to EMC, for a period of 90 calendar days commencing on the 91st calendar day after the Date of Termination, to require EMC to repurchase in accordance with
                 Section 11 hereof all (but not fewer than all) Shares then owned by you. If you deliver such notice, you shall have the obligation to sell to EMC, and EMC shall have the obligation to purchase, all of such Shares on the terms and conditions set forth in Section 12 hereof at the price set forth in
                 Section 10(d)(i) hereof.
                 11.      Election Procedures.
                 (a) The parties shall exercise their respective rights under Section 10 hereof by sending a written notice by United States certified or registered mail, return receipt requested, postage prepaid, addressed:
                          (i)     if to you (or any of your Permitted
                 Transferees), to your attention at your address specified in the Purchaser Designation (or to any of your Permitted Transferees at the address furnished by such Permitted Transferee by written notice to EMC); and

                          (ii) if to EMC, to the attention of the President of EMC at the address specified in Section 17 hereof with a copy to Eckert Seamans Cherin & Mellott at their address specified in Section 17 hereof, or to such other address as either party has furnished to the other in writing, except that notices of change of address shall be effective only upon receipt. Other notices pursuant to this Agreement shall be communicated in the manner provided in Section 17 hereof, unless otherwise expressly provided herein.
                 (b) EMC'S notice of its determination to repurchase Shares owned by you (or any of your Permitted Transferees) pursuant to Section 10 hereof shall be effective if deposited in the mail as specified in Section 11(a) hereof, or hand delivered to you (or any of your Permitted Transferees), within the applicable time period specified in Section 10 hereof and shall specify the applicable purchase price determined in accordance with Section 10 hereof and shall specify in reasonable detail the basis on which such price was computed. Your notice of your determination to sell Shares to EMC pursuant to
Section 10 hereof (or your Estate's determination to sell Shares to EMC pursuant to Section 10 hereof) shall be effective if received by the President of EMC within the applicable time period specified in such Section 10 hereof; and within 45 calendar days after the receipt by EMC of such notice, EMC shall notify you (or your Estate) of the applicable purchase price determined in accordance with Section 10 hereof and shall specify in reasonable detail the basis on which such price was computed.
                 (c) Any notice specifying an affirmative determination by EMC to repurchase Shares pursuant to Section 10 hereof, or specifying the applicable purchase price in response to an affirmative determination by you (or your Estate) to sell Shares to EMC pursuant to Section 10 hereof, shall specify the place, time and date for the delivery of and payment for such Shares, which shall be in the City of Pittsburgh, and during normal business hours on a Business Day which shall not be less than 10 nor more than 30 calendar days after the receipt by you (or your Permitted Transferees) of the notice.
                 12.      Delivery and Payment Procedures.
                 (a) At the place, and at the time and date (the "delivery date"), specified pursuant to Section 11 hereof for any sale of Shares pursuant to Section 10 hereof, you (or such of your Permitted Transferees as is or as are obligated or permitted to sell any Shares to EMC pursuant to Section 10 hereof (collectively, the "Selling Transferees")) shall deliver to EMC or its designee certificates for such Shares duly endorsed, or accompanied by written instruments of transfer, in form satisfactory to EMC or its designee, duly executed by you (or the Selling Transferees), free and clear of all claims, encumbrances, security interests, liens, equities, options and pledges of every kind and interests arising in connection with so-called community property laws or other laws relating to rights of spouses, against payment of the purchase price therefor which will be payable as follows: (i) all or any part of such purchase price shall be set off against the indebtedness outstanding under the Non-Recourse Note at the delivery date, in accordance with the terms of such Non-Recourse Note, and (ii) any excess of such purchase price over such indebtedness shall be paid in cash by delivering to you (or to the Selling Transferees) a certified or bank cashier's check or checks, payable to you or upon your order (or to the Selling Transferees or upon the order of the Selling Transferees) in an amount equal to such excess. All transfer and documentary stamp taxes, if any, payable in respect of the sale of such Shares to EMC shall be borne by the party exercising its right to purchase or to sell Shares, as the case may be, under Section 10 hereof.
                 (b) Notwithstanding the provisions of Section 12(a) hereof, if on the delivery date EMC does not have sufficient funds legally available under law or pursuant to its Certificate of Incorporation or By-laws or any agreement or instrument to which it is a party or by which it is bound (including without limitation the Senior Credit Agreement and the Subordinated Credit Agreement, but excluding any agreement entered into in material part for the purpose of avoiding EMC's obligations hereunder) (each a "governing provision) to make the cash payment required by Section 12(a) hereof, then EMC may issue a Junior Subordinated Note in lieu of the cash consideration required by Section 12(a) hereof. If EMC does not have sufficient funds legally available under each governing provision to make the cash payment required by
Section 12(a) hereof and if EMC is further precluded by any governing provision from issuing a Junior Subordinated Note, EMC shall not purchase any Shares, and EMC shall have no further obligation under Section 10 hereof with respect to any Shares not purchased by EMC because it does not have sufficient funds legally available therefor under each governing provision, and in such event the Compensation Committee shall, within 180 days, recommend, to you (or your Estate) one or more of the then current Management Holders or other persons who at such time are Executive Officers of EMC (collectively, the "Alternative Buyers") who are willing to purchase, and who shall be entitled to purchase, from you (or your Estate) at the purchase price specified in Section 10 hereof any or all of the Shares which EMC was unable to purchase from you (or your Estate) because of the foregoing restrictions. Any Shares not purchased within 90 days from the date of the Compensation Committee's offer to the Alternative Buyers pursuant to the preceding sentence shall be offered for sale and sold by you (or your Estate) to the Management Holders in the manner set forth in Section 12(c) hereof.
                 (c) Any offer to sell Shares to the Management Holders pursuant to Section 12(b) hereof shall be made by giving to each such stockholder written notice of your offer to sell those Shares to the Management Holders at the purchase price which EMC would have been required to pay therefor pursuant to Section 10 hereof. For a period of 90 calendar days after the date of his receipt of such notice, each of the Management Holders shall have the right to notify you (or your Estate) in accordance with Section 7.2 of the Stockholders Agreement that he or she has determined to accept such offer, and if one or more of the Management Holders so notifies you (or your Estate) of his, her or their acceptance, he, she or each of them may purchase any of the Shares so offered which he or she is entitled to purchase at the price specified on your (or your Estate's) notice. The number of Shares which each Management Holder would be entitled to purchase is the product of (i) the total number of Shares so offered for sale times (ii) a fraction, the numerator of which is the number of Shares held by such Management Holder and the denominator of which is the total number of outstanding Shares held by all of the Management Holders (other than by you or your Estate). Notwithstanding the foregoing, your (or your Estate's) notice shall also be deemed to constitute an offer to sell to each Management Holder the Shares subject to your (or your Estate's) offer which any other Management Holder is entitled to purchase and does not purchase. The additional number of shares which each Management Holder would be entitled to purchase pursuant to the preceding sentence is the product of (i) the total number of Shares so offered for sale times (ii) a fraction, the numerator of which is the number of Shares held by such Management Holder and the denominator of which is the total number of outstanding Shares held by all of the Management Holders who have accepted the offer deemed to be made pursuant to the preceding sentence. In order for a Management Holder to accept the offer to sell such additional number of Shares, such Management Holder shall indicate his acceptance thereof in his notice to you (or your Estate) referred to above, and if a Management Holder so indicates his acceptance, he or she may purchase any of the additional Shares which he or she would be entitled to purchase at the price specified in your (or your Estate's) notice.
                 (d)      Any obligation of EMC to purchase Shares pursuant to
Section 10 hereof shall he subject to compliance with all applicable legal requirements.
                 (e) Notwithstanding anything herein contained to the contrary, in connection with the purchase of your Shares pursuant to Section 10(d)(ii) hereof at the price specified in clause (y) of Section 10(d)(i) hereof, if the Fair Market Value of each such Share as of the Date of Termination exceeds the Compounded Adjusted Purchase Price, then EMC may issue a Junior Subordinated Note, in lieu of the cash consideration required by
Section 12(a) hereof, for the portion of the purchase price for such Shares equal to the product of (i) the difference between (A) the Fair Market Value of each such Share as of the Date of Termination and (B) the Compounded Adjusted Purchase Price and (ii) the number of Shares so purchased. As used in this
Section 12, "Junior Subordinated Note" means the junior subordinated promissory note issued by EMC for payment of a portion of the purchase price for Shares pursuant to this Section 12(e), in the principal amount specified above, bearing interest on the unpaid principal amount from the date of issue of such note until such note is paid in full, payable quarterly on the first Business Day of each calendar quarter, at a fluctuating interest rate per annum (based on a year of 365 or 366 calendar days, as the case may be) equal to 1% per annum above the Prime Rate in effect from time to time (each change, if any, in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Prime Rate; provided, that such fluctuating interest rate shall at no time exceed 12% per annum), and the principal amount of which is payable on the date occurring three months following the latest of payment in full of all notes or other evidences of indebtedness issued pursuant to the existing Senior Credit Agreement or the existing Subordinated Credit Agreement (but not refinancings or extensions thereof).
                 (f) EMC and each holder of a Junior Subordinated Note, by acceptance of such Junior Subordinated Note, covenant and agree that each such Junior Subordinated Note is and shall be subordinated in right of payment to the prior payment in full of all notes or other evidences of indebtedness issued pursuant to the existing Senior Credit Agreement and the existing Subordinated Credit Agreement (but not refinancings or extensions thereof).
                 13. Survival; Assignment. All covenants, agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of a party hereto, and the purchase of the Subscription Shares by you under this Agreement. EMC's rights and obligations hereunder may be assigned by EMC in whole or in part. You may not assign any of your rights hereunder. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors, executors or administrators and permitted assigns of such party; and all covenants, promises and agreements made in this Agreement by or on behalf of EMC, or by or on your behalf, shall bind and inure to the benefit of and be enforceable by the respective successors, executors or administrators and permitted assigns of such parties hereto, whether so expressed or not.
                 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
                 15. Entire Agreement; Headings. This Agreement and the agreements referred to herein embody the entire agreement and understanding between you and EMC and supersede all prior agreements and understandings relating to the subject matter hereof. The headings in and date of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
                 16. Amendments. This Agreement cannot be changed orally, and can be changed only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
                 17. Notices. All communications provided for herein shall be in writing and:
                          (a) if addressed to you, shall be delivered or mailed addressed to you at your address specified in the Purchaser Designation; or
                          (b) if addressed to EMC, shall be delivered or mailed addressed to it, at Suite 800, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: President, with a copy to Eckert Seamans Cherin & Mellott, 600 Grant Street,

                 42nd Floor, Pittsburgh, Pennsylvania 15219, Attention:  Mark
C. Coulson, Esq., or to such other address as either party has furnished to the other in writing.
                 18. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
                 If you are in agreement with the foregoing, please sign each counterpart of this Agreement.
                                           Very truly yours,

                                           EDUCATION MANAGEMENT CORPORATION

                                           By:
                                              -------------------------------
                                           Title:
                                                 ----------------------------


The foregoing Agreement is hereby
agreed to as of the date first
above written, with the intent
to be legally bound thereby.


__________________________________

                         COMMON STOCK SUBSCRIPTION AND
                      REPURCHASE AGREEMENT AND AMENDMENTS

DATE OF AGREEMENT                       NAME                        RECOURSE/NON-
                                                                    RECOURSE

October 13, 1995                Leslie E. Prichard                 Recourse

July 31, 1995                   R. Margaret Barber                  Nonrecourse
                                Robert S. Peterson

July 17, 1995                   Patrick T. DeCoursey
                                Robert T. McDowell                  Nonrecourse

February 13, 1992               R. Margaret Barber                  Nonrecourse
                                Nancy L. Gruber
                                Mark C. Hodges
                                Robert T. McDowell
                                Robert S. Peterson
                                George L. Pry
                                Saundra M. VanDyke

September 13, 1991              Miryam L. Drucker                   Nonrecourse
                                Mark C. Hodges
                                Robert T. McDowell
                                George L. Pry
                                Saundra M. VanDyke

June 1, 1990                    Miryam L. Drucker                   Nonrecourse